Exhibit 23.6

CONSENT OF Rystad Energy Inc.

September 27, 2024

Flowco MergeCo LLC

2415 West Alabama Street, Suite #220

Houston, Texas 77098 USA

Ladies and Gentlemen:

We hereby consent to the use of our name, Rystad Energy, and our report “Market Study: US Onshore L48 Artificial Lift and Vapor Recovery” in (i) the Registration Statement on Form S-1 (the “Registration Statement”) of Flowco MergeCo LLC (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 436 under the Securities Act of 1933, as amended, relating to the Company’s public offering of its common stock; (ii) any interim, quarterly or annual filings with the Securities and Exchange Commission by the Company; (iii) any other registration statement relating to the Company’s common stock and any amendment thereto; (iv) any document offering securities in the Company or any of its subsidiaries; and (v) any investor presentation utilized by the Company.

Rystad Energy Inc.

By:
Name: Robert R. Cordray
Title: Managing Director, Americas